Exhibit 1.A.(5)

                                SPECIMEN POLICY

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[logo] PHOENIX                          PHL Variable Insurance Company
                                        Main Administrative Office
                                        One American Row
                                        Hartford, CT 06115
--------------------------------------------------------------------------------

      INSURED :  John Doe                           35 Male  : ISSUE AGE AND SEX
POLICY NUMBER :  2,000,000                   August 1, 1998  : POLICY DATE
  FACE AMOUNT :  $100,000.00

Dear Policyowner:

We agree to pay the benefits of this policy in accordance with its provisions. It is important to Us that You are satisfied with your policy and that it meets your insurance goals. For service or information on this policy, contact the agent who sold the policy, any of Our agency offices, or Variable and Universal Life Administration at the following address:

         PHL VARIABLE INSURANCE COMPANY
         VARIABLE PRODUCTS MAIL OPERATIONS
         PO Box 8027
         Boston, MA  02266-8027

RIGHT TO CANCEL. You have the right to cancel this policy within a limited time after the policy is delivered to You. The policy may be cancelled by returning the policy to Us at Variable and Universal Life Administration before the later of:

1. 10 days after the policy is delivered to You; or
2. 10 days after a Notice of Right to Cancel is delivered to You; or
3. 45 days after Part 1 of the application is signed;

for a refund of:

1. the Policy Value less debt, if any; plus
2. any monthly deductions, partial surrender fees, and other charges made under the policy.

The Policy Value and debt will be determined as of the nearest Valuation Date coincident with or following the date We receive the returned policy at Variable and Universal Life Division.

Signed for PHL Variable Insurance Company at its Main Administrative Office in Hartford, Connecticut.

                                Sincerely yours,

/s/ Nancy J. Engberg                         /s/ Robert W. Fiondella
-----------------------------------          -----------------------------------
Nancy J. Engberg                             Robert W. Fiondella
Secretary                                    Chief Executive Officer
                                    Registrar

           FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY
THE DEATH BENEFIT AND OTHER VALUES PROVIDED UNDER THIS POLICY ARE BASED ON THE RATES OF INTEREST CREDITED ON ANY AMOUNTS ALLOCATED TO THE GUARANTEED INTEREST ACCOUNT AND THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS WITHIN OUR SEPARATE ACCOUNT TO WHICH YOUR PREMIUMS ARE ALLOCATED. THUS, THE DEATH BENEFIT AND OTHER VALUES MAY INCREASE OR DECREASE IN AMOUNT OR DURATION. SEE PART 7 FOR A DESCRIPTION OF HOW THE DEATH BENEFIT IS DETERMINED.

V605                      ELIGIBLE FOR ANNUAL DIVIDENDS

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                                  SCHEDULE PAGE
                                BASIS INFORMATION



      INSURED :  John Doe                           35-Male  : ISSUE AGE AND SEX
POLICY NUMBER :  2,000,000                   August 1, 1998  : POLICY DATE
  FACE AMOUNT :  $100,000.00

OWNER AS STATED IN THE APPLICATION UNLESS LATER CHANGED.

DEATH BENEFIT OPTION: Death Benefit Option 1 or as later changed as provided herein.

BENEFICIARY AS STATED IN THE APPLICATION UNLESS LATER CHANGED.

                                    PREMIUMS
                                    --------

ISSUE PREMIUM: $1,000.00 due on August 1, 1998

SUBSEQUENT PLANNED ANNUAL PREMIUM: $1,000.00

TOTAL PREMIUM LIMIT:     Greater of $16,257.00 and result of $1,331.00
                         multiplied by the number of policy elapsed years (or fraction thereof) ending on August 1, 2063

PREMIUM DUE DATES:       The amount and time of premium payments following the
                         Policy Date are flexible. Subsequent planned premiums are payable on the first day of each August thereafter for the life of the insured, but not beyond August 1, 2063.

                SUBACCOUNT ALLOCATION SCHEDULE ON THE POLICY DATE
                -------------------------------------------------

                                                            MONTHLY
     SUBACCOUNT*                PREMIUMS                    DEDUCTIONS**

     Money Market               100%                        Proportionate

 *  See next page for description of subaccounts.

** See Part 1 for definition of Proportionate. Subaccounts marked "NONE" will be charged with a portion of the monthly deduction only if the subaccounts marked "PROPORTIONATE" are not sufficient to make the full monthly deduction.

V605                                                              PAGE 1 OF 9

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INSURED: John Doe                                      POLICY NUMBER: 2,000,000

                          SEPARATE ACCOUNT SUBACCOUNTS

THE PHOENIX EDGE SERIES FUND

MONEY MARKET              The investment objective of the Money Market
                          Subaccount is to provide maximum current income consistent with capital preservation and liquidity.
                          The Money Market Subaccount invests exclusively in high quality money market instruments.

GROWTH The investment objective of the Growth Subaccount is to achieve intermediate and long-term growth of capital, with income as a secondary consideration. The Growth Subaccount invests principally in common stocks of corporations believed by management to offer growth potential.

MULTI-SECTOR FIXED        The investment objective of the Multi-Sector
INCOME ("MULTI-SECTOR")   Subaccount is to seek long-term total return. The
                          Multi-Sector Subaccount seeks to achieve its investment objective by investing in a diversified portfolio of high yield and high quality fixed income securities.

STRATEGIC ALLOCATION      The investment objective of the Allocation Subaccount
("ALLOCATION")            is to realize as high a level of total return over an
                          extended period of time as is considered consistent with prudent investment risk. The Allocation
                          Subaccount invests in stocks, bonds and money market instruments in accordance with the Investment
                          Adviser's appraisal of investments most likely to achieve the highest total return.

INTERNATIONAL             The investment objective of the International
                          Subaccount is to seek a high total return consistent with reasonable risk. The International Subaccount invests primarily in an internationally diversified portfolio of equity securities. It intends to reduce its risk by engaging in hedging transactions involving options, futures contracts and foreign currency transactions. The International Subaccount provides a means for investors to invest a portion of their assets outside the United States.

BALANCED The investment objective of the Balanced Subaccount is to seek reasonable income, long-term capital growth and conservation of capital. The Balanced Subaccount invests based on combined considerations of risk, income, capital enhancement and protection of capital value.

REAL ESTATE SECURITIES    The investment objective of the Real Estate Subaccount
("REAL ESTATE")           is to seek capital appreciation and income with
                          approximately equal emphasis. Under normal circumstances, it invests in marketable securities of publicly traded real estate investment trusts (REITs) and companies

V605                                                              PAGE 2 OF 9

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INSURED: John Doe                                      POLICY NUMBER: 2,000,000

                         that operate, develop, manage and/or invest in real estate located primarily in the United States.

STRATEGIC THEME          The investment objective of the Theme Subaccount is to
("THEME")                seek long-term appreciation of capital by identifying
                         securities benefiting from long-term trends present in the United States and abroad. The Theme Subaccount invests primarily in common stocks believed to have substantial potential for capital growth.

ABERDEEN NEW ASIA        The investment objective of the Asia Subaccount is to
("ASIA")                 seek long-term capital appreciation. The Asia
                         Subaccount invests primarily in a diversified portfolio of equity securities of issuers organized and principally operating in Asia, excluding Japan.

RESEARCH ENHANCED INDEX  The investment objective of the Enhanced Index
("ENHANCED INDEX")       Subaccount is to seek high total return by investing in
                         a broadly diversified portfolio of equity securities of large and medium capitalization companies within market sectors reflected in the S&P 500. The Enhanced Index
                         Subaccount invests in a portfolio of undervalued common stocks and other equity securities which appear to offer growth potential and an overall volatility of return similar to that of the S&P 500.

ENGEMANN NIFTY FIFTY     The investment objective of the Nifty Fifty Subaccount
("NIFTY FIFTY")          is to seek long-term capital appreciation by investing
                         in approximately 50 different securities which offer the best potential for long-term growth of capital. At least 75% of the Subaccount assets will be invested in common stocks of high quality growth companies. The remaining portion will be invested in common stocks of small corporations with rapidly growing earnings per share or common stocks believed to be undervalued.

SENECA MID-CAP GROWTH    The investment objective of the Seneca Mid-Cap
("SENECA MID-CAP")       Subaccount is to seek capital appreciation primarily
                         through investments in equity securities of companies that have the potential for above average market appreciation. The Subaccount seeks to outperform the Standard & Poor's Mid-Cap 400 Index.

PHOENIX GROWTH AND       The investment objective of the Growth & Income
INCOME ("GROWTH &        Subaccount is to seek dividend growth, current income
INCOME")                 and capital appreciation by investing in common stocks.
                         The Growth & Income Subaccount seeks to achieve its objective by selecting securities primarily from equity securities of the 1,000 largest companies traded in the United States, ranked by market capitalization.

PHOENIX VALUE EQUITY     The primary investment objective of the Value
("VALUE")                Subaccount is long-term capital appreciation, with a
                         secondary investment objective of

V605                                                              PAGE 3 OF 9

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                                   (CONTINUED)


INSURED: John Doe                                      POLICY NUMBER: 2,000,000

                          current income. The Value Subaccount seeks to achieve its objective by investing in a diversified portfolio of common stocks that meet certain quantitative standards that indicate above average financial soundness and intrinsic value relative to price.

SCHAFER MID-CAP VALUE     The primary investment objective of the Schafer Mid-
("SCHAFER MID-CAP")       Cap Subaccount is to seek long-term capital
                          appreciation, with current income as the secondary investment objective. The Schafer Mid-Cap Subaccount will invest in common stocks of established companies having a strong financial position and a low stock market valuation at the time of purchase which are believed to offer the possibility of increase in value.

WANGER ADVISORS TRUST

WANGER U.S. SMALL CAP     The investment objective of the U.S. Small Cap
("U.S. SMALL CAP")        Subaccount is to provide long-term growth. The U.S.
                          Small Cap Subaccount invests primarily in securities of U.S. companies with total common stock market capitalization of less than $1 billion.

WANGER INTERNATIONAL      The investment objective of the International Small
SMALL CAP ("INTERNATIONAL Cap Subaccount is to provide long-term growth. The
SMALL CAP")               International Small Cap Subaccount invests primarily
                          in securities of non-U.S. companies with total common stock market capitalization of less than $1 billion.

TEMPLETON VARIABLE PRODUCTS SERIES FUND

TEMPLETON STOCK           The investment objective of the Stock Subaccount is to
("STOCK")                 provide capital growth. The Stock Subaccount invests
                          primarily in common stocks issued by companies, large and small, in various nations throughout the world.

TEMPLETON ASSET           The investment objective of the TPT Allocation
ALLOCATION ("TPT          Subaccount is to seek a high level of total return
ALLOCATION")              through a flexible investment policy. The TPT
                          Allocation Subaccount invests in stocks of companies of any nation, debt securities of companies and governments of any nation and in money market instruments. Changes in the asset mix will be made in an attempt to capitalize on total return potential produced by changing economic conditions throughout the world.

TEMPLETON INTERNATIONAL   The investment objective of the TPT International
("TPT INTERNATIONAL")     Subaccount is to seek long-term capital growth through
                          a flexible policy of investing. The TPT International
                          Subaccount invests in stocks and debt obligations of companies and governments outside the United States.
                          Any income realized will be incidental. Although the Subaccount generally invests in common stock, it also may invest in preferred

V605                                                              PAGE 4 OF 9

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                                  SCHEDULE PAGE
                                   (CONTINUED)


INSURED: John Doe                                      POLICY NUMBER: 2,000,000

                          stocks and certain debt securities such as convertible bonds which are rated in any category by S&P or Moody's or which are unrated by any rating agency.

TEMPLETON DEVELOPING      The investment objective of the Developing Markets
MARKETS ("DEVELOPING      Subaccount is to seek long-term capital appreciation.
MARKETS")                 The Developing Markets Subaccount invests primarily in
                          equity securities of issuers in countries having developing markets.

TEMPLETON MUTUAL SHARES   The primary investment objective of the Shares
INVESTMENTS ("SHARES")    Subaccount is to seek capital appreciation with income
                          as a secondary objective. The Shares Subaccount invests in domestic equity securities and domestic debt obligations.


                           GENERAL ACCOUNT SUBACCOUNTS

GUARANTEED INTEREST       The GIA is not part of the Separate Account. We
ACCOUNT ("GIA")           reserve the right to limit cumulative deposits made to
                          the GIA during any one-week period to not more than $250,000. It is accounted for as part of Our General
                          Account. We will credit interest daily on any amounts held under the unloaned portion of the GIA at such rates as We shall determine but in no event will the effective annual rate of interest be less than 4%.
                          Twice each calendar month We will set the interest rate that will apply to any deposit made to the unloaned portion of the GIA, during the applicable period of that month. That rate will remain in effect for such deposits for an initial guaranteed period, of one full year. Upon expiry of the initial one-year guarantee period and for any deposits whose guarantee has just ended, the applicable rate shall be the same rate that applies to new deposits made at the time the guarantee period expires. Such rate shall likewise remain in effect for such deposits for a subsequent guarantee period of one full year.

V605                                                              PAGE 5 OF 9

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INSURED: John Doe                                      POLICY NUMBER: 2,000,000

                          SUBACCOUNT FEES
                          ---------------

MAXIMUM DAILY MORTALITY AND EXPENSE RISK FEE:

                          0.0000219 (Based on Annual Rate of 0.80% for 15 policy years)
                          0.0000068 (Based on Annual Rate of 0.25% after 15 policy Years)

MAXIMUM DAILY TAX FEE:    0 or such greater amount as may be assessed as a
                          result of a change in tax laws.

                          POLICY CHARGES
                          --------------

ISSUE EXPENSE CHARGE:     $150.00

ISSUE EXPENSE CHARGE
FOR FACE INCREASES
AFTER POLICY DATE:        $1.50 per thousand of Face Increase, but not to
                          exceed $600.

PREMIUM TAX CHARGE:       2.25% of premiums

FEDERAL TAX CHARGE:       1.50% of premiums

MONTHLY DEDUCTION:        See Part 4, "Monthly Deduction". Includes cost of
                          insurance, any rider charges, any flat extra mortality charges, a monthly administrative charge which shall not exceed $10 and is currently set at $5, and one-twelfth of the Issue Expense Charge for the first
                          Policy Year and for the first Policy Year after an increase in face amount.

MAXIMUM TRANSFER          $0 - First two transfers per Policy Year.
CHARGE:                   $10 - Subsequent transfers per Policy Year.

PARTIAL SURRENDER FEE:    Lesser of $25.00 or 2% of partial surrender amount
                          paid.

SURRENDER CHARGE:         See Table on next page.

                          OTHER RATES
                          -----------

GUARANTEED INTEREST ACCOUNT:

  UNLOANED PORTION:       Minimum Rate 4%

  LOANED PORTION:         2%

LOAN INTEREST RATE:       4% for the first 10 Policy Years or until age 65
                          whichever is sooner, 3% thereafter.

V605                                                              PAGE 6 OF 9

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INSURED: John Doe                                      POLICY NUMBER: 2,000,000

                                SURRENDER CHARGE
                                ----------------

In Policy Years 1 through 10 the full Surrender Charge is given in the table below. The applicable Surrender Charge in any Policy Month is the full Surrender Charge minus any Surrender Charges previously paid, but not less than zero. In all Policy Years after the 10th Policy Year, the Surrender Charge is zero.

                             SURRENDER CHARGE TABLE


       Policy          Surrender          Policy         Surrender          Policy         Surrender
       Month            Charge            Month           Charge            Month           Charge
       -----            ------            -----           ------            -----           ------
        1-60            1295.14            80             1056.12            100            720.48
         61             1283.19            81             1044.16            101            684.37
         62             1271.24            82             1032.21            102            648.27
         63             1259.29            83             1020.26            103            612.17
         64             1247.34            84             1008.31            104            576.06
         65             1235.39            85              996.36            105            539.96
         66             1223.44            86              984.41            106            503.85
         67             1211.48            87              972.46            107            467.75
         68             1199.53            88              960.50            108            431.65
         69             1187.58            89              948.55            109            395.54
         70             1175.63            90              936.60            110            359.44
         71             1163.68            91              924.65            111            323.33
         72             1151.73            92              912.70            112            287.23
         73             1139.78            93              900.75            113            251.13
         74             1127.82            94              888.80            114            215.02
         75             1115.87            95              876.84            115            178.92
         76             1103.92            96              864.89            116            142.82
         77             1091.97            97              828.79            117            106.71
         78             1080.02            98              792.69            118             70.61
         79             1068.07            99              756.58            119             34.50
                                                                             120              0.00

If You fully surrender your policy in the first two Policy Years, You may be entitled to a reduction in the amount of the above Surrender Charge. Any such reduction will depend on the amount of premium paid. Assuming that You pay the planned premium stated in the Schedule Pages in each of the first two Policy Years, such reduced Surrender Charge would equal $785.00 in the first Policy Year, and $882.04 in the second Policy Year.

V605                                                              PAGE 7 OF 9

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                                   (CONTINUED)


INSURED: John Doe                                      POLICY NUMBER: 2,000,000

               TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES
                        BASED ON 1980 CSO MORTALITY TABLE
                        PER $1,000 OF NET AMOUNT AT RISK
                      RISK CLASSIFICATION: MALE NON SMOKER


      Attained             Monthly             Attained            Monthly             Attained            Monthly
        Age                  Rate                Age                 Rate                Age                 Rate
        ---                  ----                ---                 ----                ---                 ----
         35                 .1408                 57                .7908                 79                7.1433
         36                 .1475                 58                .8683                 80                7.8058
         37                 .1567                 59                .9558                 81                8.5433
         38                 .1667                 60                1.0533                82                9.3767
         39                 .1783                 61                1.1617                83               10.3158
         40                 .1908                 62                1.2850                84               11.3425
         41                 .2058                 63                1.4258                85               12.4333
         42                 .2208                 64                1.5850                86               13.5667
         43                 .2383                 65                1.7608                87               14.7325
         44                 .2558                 66                1.9500                88               15.9075
         45                 .2767                 67                2.1550                89               17.1075
         46                 .2992                 68                2.3750                90               18.3492
         47                 .3233                 69                2.6150                91               19.6533
         48                 .3492                 70                2.8858                92               21.0625
         49                 .3783                 71                3.1925                93               22.6358
         50                 .4092                 72                3.5467                94               24.6375
         51                 .4458                 73                3.9533                95               27.4967
         52                 .4883                 74                4.4100                96               32.0458
         53                 .5358                 75                4.9000                97               40.0167
         54                 .5908                 76                5.4217                98               54.8317
         55                 .6517                 77                5.9700                99               83.3333
         56                 .7192                 78                6.5392

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                                   (CONTINUED)


INSURED: John Doe                                      POLICY NUMBER: 2,000,000

                       TABLE OF FACE AMOUNTS OF INSURANCE
                       ----------------------------------

  ISSUE DATE                       FACE AMOUNT              RISK CLASSIFICATION
  ----------                       -----------              -------------------

August 1, 1998                     $100,000.00                Male Non-Smoker

                          RIDERS AND RIDER BENEFITS
                          -------------------------

                        RIDER                                 PAYABLE       MONTHLY
RIDER DESCRIPTION       DATE       AMOUNT       PREMIUM          TO         CHARGE
-----------------       ----       ------       -------          --         ------







V605                                                              PAGE 9 OF 9

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                                TABLE OF CONTENTS

Part                                                Page
--------------------------------------------------------
Schedule Pages
     Basic Information
     Descriptions of Subaccounts
     Policy Charges and Rates
     Table of Surrender Charges
     Table of Guaranteed Maximum Insurance
         Rates
     Table of Face Amounts of Insurance
         and Riders
Table of Contents

1.   Definitions...................................  1-2

2.   About the Policy..............................    2
         Effective Date of Insurance...............    2
         Entire Contract...........................    2
         Dividends.................................    2
         Contestability............................    2
         Suicide...................................    3
         Misstatement of Age or Sex................    3
         Assignments...............................    3
         Annual Reports............................    4
         Transaction Rules.........................    4

3.   Rights of Owner...............................    4
         Who is the Owner..........................    4
         What are the Rights of the Owner..........    4
         How to Change the Owner...................    5

4.   Premiums......................................    5
         Premium Payments..........................    5
         Premium Deductions........................    6
         Net Premium Allocation
            to Subaccounts.........................    6
         Premium Flexibility.......................    6
         Total Premium Limit.......................    6
         Grace Period and Lapse....................    7
         Policy Value..............................    7
         Monthly Deduction.........................    7

5.   The Accounts..................................    9
         Guaranteed Interest Account...............    9
         Separate Account..........................   10
         Voting Rights.............................   10
         Shares of Separate Account
           Subaccount Values.......................   11
         Unit Value................................   11
         Net Investment Factor.....................   11

6.   Lifetime Benefits.............................   12
         Transfers.................................   12
         Loans.....................................   12
         Loan Interest.............................   13
         Cash Surrender Value......................   13
         Full Surrender............................   13
         Partial Surrender.........................   14
         Additional Insurance Option...............   15

7.   Death Benefits................................   16
         Death Benefit Option 1....................   16
         Death Benefit Option 2....................   16
         Minimum Death Benefit.....................   16
         Death Benefit Following Insured's
           Age 100.................................   16
         How to Change the Death
           Benefit Option..........................   17
         Request for an Increase in
           Face Amount.............................   17
         Right to Cancel Face Amount
           Increases...............................   17
         Request for Decrease in
           Face Amount.............................   18
         Death Proceeds............................   18
         Interest on Death Proceeds................   18
         The Beneficiary...........................   18
         How to Change the Beneficiary.............   19

8.   Payment Options...............................   19
         Who May Elect Payment
           Options.................................   19
         How to Elect a Payment Option.............   19
         Payment Options...........................   19
         (1) Payment in One Sum....................   20
         (2) Left to Earn Interest.................   20
         (3) Payments for a Specified
                Period.............................   20
         (4) Life Annuity with Specified
                Period Certain.....................   20
         (5) Life Annuity..........................   21
         (6) Payments of Specified
                Amount.............................   21
         (7) Joint Survivorship Annuity
                with 10-year Period Certain........   21
         Additional Interest.......................   21

9.   Tables of Payment Option
         Amounts................................   22-23

V605

                              PART 1: DEFINITIONS

ATTAINED AGE                  Age of the insured on the birthday nearest the
                              most recent Policy Anniversary.

DEBT Unpaid loans against this policy plus accrued interest.

GENDER The terms "he," "his" and "him" are applicable without regard to sex. Where proper, "she," "hers" or "her" may be substituted.

IN FORCE                      The policy has not terminated.

IN WRITING (WRITTEN           In a written form satisfactory to Us and filed at
REQUEST)                      Variable Products Mail Operations ("VPMO").

VPMO Variable Products Mail Operations. The address is shown on the cover page of this policy.

MONTHLY CALCULATION DAY       The first Monthly Calculation Day of a policy is
                              the same day as its Policy Date as shown on the Schedule Page. Subsequent Monthly Calculation Days are the same day for each month thereafter or, if such day does not fall within a given month, the last day of that month will be the Monthly
                              Calculation Day.

PAYMENT DATE                  The Valuation Date on which a premium payment or
                              loan repayment is received at VPMO unless it is received after the close of the New York Stock
                              Exchange in which case it will be the next
                              Valuation Date.

POLICY ANNIVERSARY            The anniversary of the Policy Date.

POLICY DATE                   The Policy Date as shown on the Schedule Page. It
                              is the date from which Policy Years and policy anniversaries are measured.

POLICY MONTH                  The period from one Monthly Calculation Day up to,
                              but not including, the next Monthly Calculation
                              Day.

POLICY VALUE                  The Policy Value as defined in Part 4.

POLICY YEAR                   The first Policy Year is the one-year period from
                              the Policy Date up to, but not including, the first Policy Anniversary. Each succeeding Policy
                              Year is the one-year period from the period from the Policy Anniversary up to but not including the next Policy Anniversary.

PROPORTIONATE                 Amounts are allocated to subaccounts on a
                              proportionate basis such that the ratios of this policy's subaccount values to each other are the same before and after the allocation.

SEPARATE ACCOUNT              PHLVIC Variable Universal Life Account.

SUBACCOUNTS                   The GIA (exclusive of the loaned portion of such
                              account) and the accounts within Our Separate
                              Account to which non-loaned assets under the policy are allocated as described in Part 5.

UNIT A standard of measurement, as described in Part 4, used to determine

V605                                   -1-
                              the share of this policy in the value of each subaccount of the Separate Account.

VALUATION DATE                Every day the New York Stock Exchange is open for
                              trading and PHL Variable Insurance Company is open for business.

VALUATION PERIOD              The period in days from the end of one Valuation
                              Date through the next Valuation Date.

WE (OUR, US)                  PHL Variable Insurance Company.

YOU (YOUR)                    The owner of this policy.

                              PART 2: ABOUT THE POLICY

EFFECTIVE DATE OF             This policy will begin In Force on the Policy
INSURANCE                     Date, provided the issue premium is paid while the
                              insured is alive.

ENTIRE CONTRACT               This policy and the written application of the
                              policyholder, a copy of which is attached to and made a part of the policy, are the entire contract between You and Us. Any change in the provisions of the contract, to be in effect, must be signed by one of Our executive officers and countersigned by a registrar or one of Our executive officers.
                              This policy is issued at Our Main Administrative
                              Office in Hartford, Connecticut. Any benefits payable under this policy are payable at Our Main
                              Administrative Office.

DIVIDENDS                     While this policy is In Force it will share in
                              divisible surplus to the extent that We may provide. We do not expect any dividends to be apportioned to this policy. The share to be apportioned to this policy, if any, will be determined annually by Us and credited no later than the end of the Policy Year for which it was determined. You may elect that the dividend be paid to You in cash or applied under any other method mutually agreed to by You and Us.

CONTESTABILITY                We rely on all statements made by or for the
                              insured in the written application. These statements are considered to be representations and not warranties. We can contest the validity of this policy and any coverage under it for any material misrepresentation of fact. To do so, however, the misrepresentation must be contained in an application and the application must be attached to this policy when issued or made a part of this policy when a change is made.

                              We cannot contest the validity of the original face amount of this policy after it has been In Force during the insured's lifetime for two years from its Policy Date. If We contest the policy, it will be based on the application for this policy.

V605                                   -2-

                              We cannot contest the validity of any increase in face amount after the policy has been In Force during the insured's lifetime for two years from the issue date of the increase. Any such contest will be based on the supplemental application for the increase.

                              If We contest the validity of all or a portion of the face amount provided under this policy, the amount We pay with respect to such portion of the face amount will be limited to the higher of a return of any paid premium required by Us for the contested Face Amount, or the sum of any monthly deductions made under this policy for the contested face amount.

SUICIDE If within two years from the Policy Date the insured dies by suicide, while sane or insane, and while this policy is In Force, the amount of death benefit will be limited to the Policy Value adjusted as follows:

                                    a. we will add any monthly deductions made under this policy;

                                    b. we will subtract any Debt owed Us under this policy.

                              If within two years from the issue date of an increase in face amount the insured dies by suicide, while sane or insane, and while the policy is In Force, the death benefit for that increase will be limited to a pro rata portion of the Policy Value corresponding to such increase adjusted as follows:

                                    a. we will add the sum of the monthly
                                    deductions corresponding to such increase;

                                    b. we will subtract any Debt owed Us under this policy.

MISSTATEMENT OF               If the age or sex of the insured has been
AGE OR SEX                    misstated, any benefits payable under this policy
                              will be adjusted to reflect the correct age and sex as follows:

                              (A) For adjustments made prior to the insured's death, no change will be made to the then current cost of insurance rates, but subsequent cost of insurance rates will be adjusted to such rates that would apply had this policy been issued based on the correct age and sex.

                              (B) For adjustments made at the time of the insured's death, the death benefit payable will be adjusted to reflect the amount of coverage that would have been supported by the most recent monthly deduction based on the then current cost of insurance rates for the correct age and sex.

ASSIGNMENTS                   Except as otherwise provided herein, any or all of
                              the rights in this policy may be assigned. We will not be considered to have notice of any assignment until We receive the original or copy of the

V605                                   -3-
                              assignment at VPMO. We are not responsible for the validity of any assignment.

ANNUAL REPORTS                We will annually send You a report for this
                              policy.

                              a.    the then current Policy Value, cash
                                    surrender value, death benefit and face
                                    amount;

                              b.    the premiums paid, and deductions and
                                    partial surrenders made since the last
                                    report;

                              c.    any outstanding Debt;

                              d. an accounting of the change in Policy Value since the last report; and

                              e. such additional information as required by applicable law or regulation.

TRANSACTION RULES             Requests for transactions involving subaccounts
                              will usually be processed within 7 days after We receive the written request. However, We may, at Our discretion, postpone the payment of any death benefit in excess of the initial face amount, any policy loans, partial withdrawals, surrenders or transfers:

                              (A)   For up to six months from the date of
                                    request, for any transactions dependent upon the value of the Guaranteed Interest Account; or

                              (B) Otherwise, for any period during which the New York Stock Exchange is closed for trading (except for normal holiday closing) or when the Securities and Exchange Commission has determined that a state of emergency exists which may make processing such transactions impractical.

                              PART 3: RIGHTS OF OWNER

WHO IS THE OWNER              The owner is the person named as owner in the
                              application, unless later changed as provided in this policy. If you, the owner, are not the insured and You die before the insured, ownership rights in this policy will pass to the successive owner if one has been named, except that if joint owners are designated, this policy would remain with the surviving joint owner until death of the survivor. The insured will be the owner if no other person is named the owner. If more than one person is named as owner, they must act jointly unless You and We agree otherwise.

WHAT ARE THE RIGHTS           You control this policy during the insured's
OF THE OWNER                  lifetime but not until this policy begins In
                              Force. Unless You and We agree otherwise, You

V605                                   -4-
                              may exercise all rights provided under this policy without the consent of anyone else. These rights include the right to:

                              a.    receive any amounts payable under this
                                    policy during the insured's lifetime.

                              b.    change the owner or the interest of any
                                    owner.

                              c. change the planned premium payment amount and frequency. See Part 4.

                              d. change the subaccount allocation schedule for premium payments and monthly deductions. See Part 4.

                              e.    transfer amounts between and among
                                    subaccounts. See Part 6.

                              f.    obtain policy loans. See Part 6.

                              g.    obtain a partial surrender. See Part 6.

                              h. surrender this policy for its cash surrender value. See Part 6.

                              i.    select a payment option for any cash
                                    surrender value that becomes payable. See
                                    Part 6.

                              j.    request changes in the insurance amount. See
                                    Part 7.

                              k. change the beneficiary of the death benefit. See Part 7.

                              l. assign, release, or surrender any interest in the policy.

                              m.    change the death benefit option. See Part 7.

                              You may exercise these rights only while the insured is alive. Exercise of any of these rights will, to the extent thereof, assign, release, or surrender the interest of the insured and all other beneficiaries and owners under this policy.

HOW TO CHANGE                 You may change the owner by written request,
THE OWNER                     satisfactory to us, filed at VPMO.

                              PART 4: PREMIUMS

PREMIUM PAYMENTS              The issue premium as shown on the Schedule Page is
                              due on the Policy Date. The insured must be alive when the issue premium is paid. Thereafter, the amount and payment frequency of planned premiums are as shown on the Schedule Page unless later changed as described below. All premiums are payable at VPMO, except that the issue premium may be paid to an authorized agent of ours for

V605                                   -5-
                              forwarding to VPMO. No benefit associated with any premium shall be provided until it is actually received by Us at VPMO.

PREMIUM DEDUCTIONS            Premium tax charges and federal tax charges as
                              stated on the Schedule Page, will be deducted from any premiums received by Us at VPMO. If the issue premium is received by Us at VPMO after the Policy
                              Date, then it will also be reduced by the amount necessary to cover any past unpaid monthly deductions described below. In addition, payments received by Us during a grace period will also be reduced by the amount needed to cover any monthly deductions during the grace period.

NET PREMIUM ALLOCATION        The premiums, net of these charges, will be
TO SUBACCOUNTS                applied on the Payment Date to the various
                              subaccounts based on the premium allocation schedule elected in the application for this policy or as later changed by you. You may change the allocation schedule for premium payments by written notice filed with Us at VPMO. Allocations to each subaccount must be expressed in whole percentages unless We agree otherwise.

                              The number of units credited to each subaccount of the Separate Account will be determined by dividing the net premium applied to that subaccount by the unit value of that subaccount on the Payment Date. The number of units credited to each subaccount is carried to four decimal places.

PREMIUM FLEXIBILITY           Subject to the total premium limit described in
                              the next section and except for the issue premium, You may change the amount and frequency of premium payments while this policy is In Force during the lifetime of the insured as follows:

                              a. You may increase or decrease the planned premium amount or payment frequency at any time by written notice to Us. We reserve the right to limit increases to such maximums as We may establish from time to time.

                              b. Additional premium payments may be made at any time.

                              c. Each premium payment made must at least equal $25 or, if during a grace period, the amount needed to prevent lapse of this policy. We reserve the right to reduce this limit.

TOTAL PREMIUM LIMIT           The total premium limit is shown on the Schedule
                              Page and is applied to the sum of all premiums received by Us for this policy to date, reduced by the sum of all partial surrender amounts paid by Us to date. if the total premium limit is exceeded, We will pay You the excess, with interest at an annual rate of not less than 4%, not later than 60 days after the end of the Policy
                              Year in which the limit was exceeded. The Policy
                              Value will be adjusted to reflect such refund.

V605                                   -6-

                              The amount to be taken from the subaccount will be allocated in the same manner as provided for monthly deductions unless You request another allocation in writing.

                              The total premium limit may be exceeded if additional premium is needed to prevent lapse under the grace period and lapse provision. The total premium limit may change due to:

                              a. a partial surrender or a decrease in face amount;

                              b.    addition, cancellation, or change of a
                                    rider; or

                              c.    a change in federal tax laws or regulations.

                              If the total premium limit changes, We will send You a Revised Schedule Page reflecting the change. However, We reserve the right to require that this policy be returned to Us so that We may endorse the change.

GRACE PERIOD AND LAPSE        If, on any Monthly Calculation Day, the required
                              monthly deduction exceeds the Policy Value during the first three Policy Years, or the cash surrender value after the third Policy Year, a grace period of 61 days will be allowed for the payment of an amount equal to three times the required monthly deduction. This policy will continue In Force during any such grace period. We will mail a written notice to You and any assigns at the post office addresses last known to Us as to the amount of premium required. If such premium is not paid to Us by the end of the grace period this policy will lapse without value, but not before 30 days have elapsed since We mailed Our written notice to you. The "date of lapse" will be the Monthly Calculation Day on which the deduction was to be made, and any insurance and rider benefits provided under this policy will terminate as of that date.

POLICY VALUE                  The Policy Value is the sum of this policy's share
                              in the value of each subaccount of the Separate
                              Account and the value of this policy's Guaranteed
                              Interest Account. See Part 5 for an explanation as to how this policy's share in the value of each subaccount of the Separate Account is determined and for a description of the Guaranteed Interest
                              Account.

MONTHLY DEDUCTION             A deduction is made each Policy Month from the
                              Policy Value (excluding the value of the loaned portion of the Guaranteed Interest Account) to pay:

                              (a) the cost of insurance provided under this
                                  policy;

                              (b) any flat extra mortality charges;

                              (c) the cost of any rider benefits provided;

V605                                   -7-

                              (d) an administrative charge as shown on the Schedule Page. The administrative charge may vary but in no event will exceed the maximum amount shown on the Schedule Page. We will send You a written notice of any change at least 30 days in advance of such change; and

                              (e) for the first Policy Year and for the first Policy Year after a face amount increase, one-twelfth of the Issue Expense Charge shown on the Schedule Page. Any unpaid balance of the Issue Expense Charge will be paid to Us upon policy lapse or termination.

                              Deductions are made on each Monthly Calculation Day. If the Monthly Calculation Day is not a Valuation Date, the monthly deduction for that Policy Month will be made on the next Valuation Date.

                              You may request in the application for this policy that monthly deductions not be taken from certain specified subaccounts. Such a request may later be changed by notifying Us in writing, but only with respect to future monthly deductions. Monthly deductions will be taken from this policy's share of the remaining subaccounts exclusive of the loaned portion of the Guaranteed Interest Account, on a proportionate basis. In the event this policy's share in the value of such subaccounts is not sufficient to permit the withdrawal of the full monthly deduction, the remainder will be taken on a proportionate basis from this policy's share of each of the other subaccounts exclusive of the loaned portion of the Guaranteed Interest Account. The number of units deducted from each subaccount of the Separate Account will be determined by dividing the portion of the monthly deduction allocated to each such subaccount by the unit value of that subaccount on the Monthly Calculation Day.

                              Each monthly deduction will pay the cost of insurance from the Monthly Calculation Day on which the deduction is made up to, but not including, the next Monthly Calculation Day. The cost of insurance is equal to the cost of insurance rate for the current Policy Month divided by 1,000 and then multiplied by the result of:

                              (a) the death benefit on the Monthly Calculation
                                  Day; minus

                              (b) the Policy Value on the Monthly Calculation
                                  Day.

                              The cost of insurance rate for the current Policy Month is based on the insured's Attained Age and risk classification. The rate used in computing the cost of insurance is obtained from the Table of Guaranteed Maximum Cost of Insurance Rates on the Schedule Page for the risk classification(s) shown, or such lower rate as We may declare. Any change We make in the declared cost of insurance rates will be uniform by class and based on Our future mortality,

V605                                   -8-
                              expense and lapse expectations. The declared cost of insurance rates for an insured will not be affected by a change in the insured's health or occupation.

                              PART 5: THE ACCOUNTS

                              Assets under this policy may be allocated either to the Guaranteed Interest Account or to any of the subaccounts of the Separate Account.

GUARANTEED INTEREST           The Guaranteed Interest Account is not part of the
ACCOUNT                       Separate Account. It is part of Our General
                              Account. We reserve the right to limit cumulative deposits, including transfers, to the unloaned portion of the Guaranteed Interest Account during any one-week period to no more than $250,000. We will credit interest daily on the amounts allocated under this policy to the Guaranteed
                              Interest Account. The loaned portion of the Guaranteed Interest Account will be credited interest at an effective annual fixed rate as shown on the Schedule Page. We will credit interest on the unloaned portion of the Guaranteed
                              Interest Account at such rates as We shall determine but in no event will the effective annual rate of interest on such portion be less than the minimum interest rate shown on the Schedule Page.

                              Twice each calendar month We will set the interest rate that will apply to any net premium or transferred amounts deposited to the unloaned portion of the Guaranteed Interest Account during the applicable period of that month. That rate will remain in effect for such deposits, for an initial guarantee period of one full year. Upon expiry of the initial one-year guarantee period, and each subsequent one-year guarantee period thereafter, the rate applicable for any deposits in the unloaned portion of the Guaranteed Interest Account whose guarantee period has just ended shall be the same rate that applied to new deposits to such subaccount at the time the guarantee period expires. Such rate shall likewise remain in effect for such deposits for a subsequent guarantee period of one full year.

                              All transfers, partial surrenders, and deductions from the unloaned portion of the Guaranteed Interest will be assessed on a Last-In, First-Out basis based on the date the deposit was initially made to the unloaned portion of such subaccount. At the end of each Policy Year and at the time of any Debt repayment, interest credited to the loaned portion of the Guaranteed Interest Account will be transferred to the unloaned portion of the Guaranteed Interest Account. We reserve the right to add other Guaranteed Interest Accounts, subject, where required, to approval by the insurance supervisory official of the state where this policy is delivered.

V605                                   -9-

SEPARATE ACCOUNT              The Separate Account has been established by Us as
                              a Separate Account pursuant to Connecticut law and is registered as a unit investment trust under the Investment Company Act of 1940 (1940 Act). Income and realized and unrealized gains and losses from assets in the Separate account are credited to or charged against it without regard to Our other income, gains or losses. We own the Separate
                              Account assets and they are kept separate from the Assets of Our General Account. Separate Account assets will be valued on each Valuation Date. The portion of the Separate Account equal to reserves and liabilities for policies supported by the Separate Account will not be charged with any liabilities arising out of Our other business. We reserve the right to use assets of the Separate
                              Account in excess of these reserves and
                              liabilities for any purposes.

                              The Separate Account has several subaccounts available under this policy as shown on the Schedule Page. We have the right to add additional subaccounts of the Separate Account subject to approval by the Securities and Exchange Commission and, where required, by the insurance supervisory official of the state where this policy is delivered. We use the assets of the Separate Account to buy shares of the Fund identified on the Schedule Page according to your allocation instructions. The Funds are registered under the 1940 Act as open-end, diversified management investment companies. The Funds have separate Series that correspond to the subaccounts of the Separate Account. Assets of each such subaccount are invested in shares of the corresponding Series of the Funds.

                              A Series of the Funds might make a material change in its investment policy. If that occurs, You will be notified of the change. In addition, no change will be made in the investment policy of any of the subaccounts of the Separate Account without approval of the appropriate insurance supervisory official of Our domiciliary state Connecticut. The approval process is on file with the insurance supervisory official of the state where the policy is delivered. If, in Our judgment, a Series of the Funds becomes unsuitable for investment by a subaccount of the Separate Account for any reason, We may substitute shares of another Series of the Funds or shares of another mutual fund. Any such change will be subject to approval by the Securities and Exchange Commission and, where required, by the insurance supervisory official of the state where this policy is delivered.

VOTING RIGHTS                 Although We are the legal owner of the shares of
                              the Funds, We will vote the shares at regular and special meetings of the shareholders of the Funds in accordance with instructions received from You and the other owners of the policies. Any shares held by Us will be voted in the same proportion as voted by You and the other owners of the policies.
                              However, We reserve the right to vote the shares of the Funds without direction from You if there is a change in the law which would permit this to be done.

V605                                   -10-

SHARES OF SEPARATE            The share of this policy in the value of each
ACCOUNT SUBACCOUNT            subaccount of the Separate Account on a Valuation
VALUES                        Date is the unit value of that subaccount on that
                              date multiplied by the number of this policy's units in that subaccount after all transactions for the Valuation Period ending on that day have been processed. For any day which does not fall on a Valuation Date, the share of this policy in the value of each subaccount of the Separate Account is determined using the number of units on that day after all transactions for that day have been processed and the unit values on the next
                              Valuation Date.

UNIT VALUE                    The unit value of each subaccount of the Separate
                              Account was set by Us on the first Valuation Date of each such subaccount. The unit value of a subaccount of the Separate Account on any other
                              Valuation Date is determined by multiplying the unit value of that subaccount on the just prior
                              Valuation Date by the Net Investment Factor for that subaccount for the then current Valuation
                              Period. The unit value of each subaccount of the Separate Account on a day other than a Valuation
                              Date is the unit value on the next Valuation Date.

                              Unit values are carried to 6 decimal places. The unit value of each subaccount of the Separate Account on a Valuation Date is determined at the end of that day.

NET INVESTMENT FACTOR         The Net Investment Factor for each subaccount of
                              the Separate Account is determined by the investment performance of the assets held by the subaccount during the Valuation Period. Each valuation will follow applicable law and accepted procedures. The Net Investment factor is determined by dividing the sum of A and B by C, then subtracting D.

                              (A) The value of the assets in the subaccount on the current Valuation Date (exclusive of the net value of any transactions during the current Valuation Period).

                              (B)   The amount of any dividend (or, if
                                    applicable, any capital gain distribution) received by the subaccount if the "ex-dividend" date for the Funds occur during the current Valuation Period.

                              (C) The value of the assets in the subaccount as of the just prior Valuation Date, including accrued net investment income and realized and unrealized capital gains and losses, and including the net value of all transactions during the Valuation Period ending on that date.

                              (D) The sum of the following daily charges (as shown on the Schedule page), multiplied by the number of days in the current Valuation
                                    Period:

                                    (1)   the mortality and expense risk charge;
                                          and

V605                                   -11-

                                    (2)   the charge, if any, for taxes and
                                          reserves for taxes on investment
                                          income, and realized and unrealized
                                          capital gains.

                              PART 6: LIFETIME BENEFITS

TRANSFERS                     You may transfer all or a portion of this policy's
                              value among one or more of the subaccounts of the Separate Account and the unloaned portion of the Guaranteed Interest Account. We reserve the right to limit the number of transfers You may make, however, You can make up to six transfers per contract year from subaccounts of the Separate
                              Account and only one transfer per contract year from the unloaned portion of the Guaranteed
                              Interest Account unless the Systematic Transfer
                              Program is elected. Under that program, funds may be transferred automatically among the subaccounts on a monthly, quarterly, semiannual or annual basis. Unless We agree otherwise, the minimum initial and subsequent transfer amounts are $25 monthly, $75 quarterly, $150 semiannually or $300 annually. Except as otherwise provided under the Systematic Transfer Program, the amount that may be transferred from the Guaranteed Interest
                              Account at any one time cannot exceed the higher of $1,000 or 25% of the value of the Guaranteed
                              Interest Account.

                              Transfers may be made by written or telephone request. The maximum transfer charge is shown on the Schedule Page. There is no transfer charge for the Systematic Transfer Program. Any such charge will be deducted from the subaccounts from which the amounts are to be transferred in the same proportion as the amounts to be transferred bear to the total amount transferred. The value of each subaccount will be determined on the Valuation Date that coincides with the date of transfer.

LOANS While this policy is In Force, a loan may be obtained against this policy in any amount up to the available loan value. To obtain a loan, this policy must be properly assigned to Us as security. We need no other collateral. We reserve the right not to allow loans of less than $500 unless the loans are to pay premiums on another policy issued by Us.

                              The loan value is 90% of the result of subtracting the then applicable surrender charge from the then Policy Value. The "available loan value" is the loan value on the current day less any outstanding Debt.

                              The amount of the loan will be added to the loaned portion of the Guaranteed Interest Account and subtracted from this policy's share of the subaccounts based on the allocation You request at the time of the loan. The total reduction will equal the amount added to the loaned portion of the Guaranteed Interest Account. Unless We agree otherwise, allocations to each subaccount must be expressed in whole percentages. If no allocation request is made, the amount subtracted from the share of each subaccount will be determined in the same manner as provided for monthly deductions.

V605                                   -12-

                              Debt may be repaid at any time during the lifetime of the insured while this policy is In Force. Such repayment, in excess of any outstanding accrued loan interest, will be applied to reduce the loaned portion of the Guaranteed Interest Account and will be transferred to the unloaned portion of the Guaranteed Interest Account to the extent that loaned amounts taken from such account have not previously been repaid. Otherwise, such balance will be transferred among the subaccounts You request upon repayment and, if no allocation request is made, We will use your most recent premium allocation schedule on file with Us. Any Debt repayment received by Us during a grace period as described in Part 4 will be reduced to cover any overdue monthly deductions and only the balance applied to reduce the Debt. Such balance will also be applied as described to reduce the loaned portion of the Guaranteed Interest Account.

                              While there is any outstanding Debt against this policy, any payments received by Us for this policy will be applied directly to reduce the Debt unless specified as a premium payment. Until the Debt is fully repaid, additional Debt repayments may be made at any time during the lifetime of the insured while this policy is In Force.

                              Failure to repay a policy loan or to pay loan interest will not terminate this policy except as otherwise provided under Grace Period and Lapse in
                              Part 4 when the policy does not have sufficient remaining value to pay the monthly deductions, in which event, that grace period provision will apply.

LOAN INTEREST                 Loans will bear interest at an effective annual
                              rate equal to the loan interest rate shown on the Schedule Page and will be compounded daily.
                              Interest will accrue on a daily basis from the date of the loan and is included as part of the Debt under this policy. Loan interest will be due on each Policy Anniversary. If not paid when due, the outstanding accrued interest on that date will be charged as a loan against this policy.

CASH SURRENDER VALUE          The cash surrender value of this policy is the
                              Policy Value as defined in Part 4 less any applicable surrender charge on the date of surrender and less any Debt. The surrender charge for a full surrender is as stated on the Schedule
                              Pages, or Revised Schedule Pages if there has been an increase in face amount.

FULL SURRENDER                You may fully surrender this policy for its cash
                              surrender value by returning this policy to Us at VPMO along with a written release and surrender of all claims under this policy signed by You and any assigns. You may do this at any time during the lifetime of the insured while this policy is In
                              Force. The written surrender must be in a form satisfactory to Us and must include such tax withholding information as We may reasonably require. The surrender will be effective on the "date of surrender" which is the later of the dates on which We receive the returned policy and the written surrender. Upon full surrender all insurance and any rider benefits provided under this policy will terminate. You may direct that We apply the surrender proceeds under any of the Payment Options described in Part 8.

V605                                   -13-

PARTIAL SURRENDER             You may obtain a partial surrender of this policy
                              by requesting that a part of this policy's cash surrender value be paid to you. You may do this at any time during the lifetime of the insured while this policy is In Force with a written request signed by You and any assigns. We reserve the right to require that this policy first be returned to Us before payment is made. A partial surrender will be effective on the date We receive the written request or, if required, the date We receive this policy if later. You may direct that We apply the surrender proceeds under any of the Payment Options described in Part 8.

                              A partial surrender will be denied if the resultant cash surrender value would be less than or equal to zero. We reserve the right not to allow partial surrenders if the resulting death benefit would be less than $25,000 or if the amount of the partial surrender is less than $500. We further reserve the right to require that the entire balance of a subaccount be surrendered and withdrawn if the share of this policy in the value of that subaccount would, immediately after a partial surrender, be less than $500.

                              Upon a partial surrender, the Policy Value will be reduced by the sum of the following:

                              (A) The partial surrender amount paid. This amount comes from a reduction in this policy's share in the value of each subaccount based on the allocation You request at the time of the partial surrender. If no allocation request is made, the assessment to each subaccount will be made in the same manner as provided for monthly deductions.

                              (B) The partial surrender fee. The fee is the lesser of $25 and 2% of the partial surrender amount paid. The assessment to each subaccount will be made in the same manner as provided for the partial surrender amount paid.

                              (C) A partial surrender charge. This charge is equal to a pro rata portion of the applicable surrender charge that would apply to a full surrender, determined by multiplying such applicable surrender charge by a fraction equal to the partial surrender amount payable divided by the result of subtracting the applicable surrender charge from the Policy Value. This amount is assessed against the subaccounts in the same manner as provided for the partial surrender amount paid.

                              The cash surrender value will be reduced by the partial surrender amount paid plus the partial surrender fee. The face amount of this policy will be reduced by the same amount as the Policy Value is reduced as described above. We will send You a Revised Schedule Page reflecting this change.

V605                                   -14-

ADDITIONAL INSURANCE          While this policy is In Force and subject to the
OPTION                        terms of this provision, including Our receipt of
                              evidence satisfactory to Us of the insured's then insurability, You have the option to purchase additional insurance on the same insured under the same plan of insurance as this policy without Our assessment of any issue expense charge under the new policy. Except for Our waiver of the issue expense charge, the new policy will be based on the same guaranteed rates and charges as are in effect for this plan on the Policy date of this policy as adjusted for the insured's new Attained
                              Age and change, if any, in risk classification.
                              The new policy will only include such rider benefits as We may agree based on Our rules and practices in effect on the Policy Date of the new policy. The amount of insurance under the new policy, when added to all other insurance with Our company on the life of the insured, cannot exceed
                              Our total insurance amount limitations in effect on the Policy Date of the new policy.

                              To elect this option, You must file a written application with VPMO. It must be signed by You and the insured. We must also receive:

                              (A)   Evidence that You have a satisfactory
                                    insurable interest in the life of the
                                    insured.

                              (B)   Evidence, satisfactory to us, that the
                                    insured is then insurable under Our
                                    established practice in the selection of risks for this plan of insurance, including the new rider benefits requested. Selection of risks includes health and nonhealth factors.

                              (C) Payment, while the insured is alive, of the full issue premium for the new policy. The payment must equal or exceed Our minimum issue premium requirements in effect for this plan on the Policy Date of the new policy.

                              Any exclusions applicable to the new policy will be determined in accordance with Our rules and practices in effect on the Policy Date of the new policy. The new policy will not be subject to any assignments or liens against this policy. The owner and the beneficiary under the new policy shall be as requested in the application for the new policy. Any subsequent changes will be governed by the printed provisions of the new policy.

                              The new policy will begin in effect as of the later of:

                              a. our approval of the application for the new policy;

                              b. payment of the full issue premium due on the new policy.

                              The Policy Date of the new policy will be as shown on the schedule pages of the new policy based on Our rules and practices then in effect. The time periods for the suicide and contestability provisions in the new policy will be measured from the Policy Date of the new policy.

V605                                   -15-

                              PART 7: DEATH BENEFITS

                              While the policy is In Force, You have the right to elect either of the two death benefit options as described below. The death benefit option shall be as elected in the original application unless later changed as provided below. If no option is elected, Death Benefit Option 1 shall apply.

DEATH BENEFIT OPTION 1        Under this option, during all Policy Years until
                              the Policy Anniversary which follows the insured's
                              100th birthday, the death benefit is equal to the greater of (a) and (b) as defined below:

                              a. the policy's face amount on date of death.

                              b. the minimum death benefit on the date of death
                                 as defined below.

DEATH BENEFIT OPTION 2        Under this option, during all Policy Years until
                              the Policy Anniversary which follows the insured's
                              100th birthday, the death benefit is equal to the greater of (a) and (b) as defined below:

                              a. the policy's face amount on the date of death
                                 plus the Policy Value.

                              b. the minimum death benefit on the date of death
                                 as defined below.

MINIMUM DEATH BENEFIT         The minimum death benefit is the Policy Value on
                              the date of death of the insured increased by the applicable percentage from the table below, based on the insured's Attained Age at the beginning of the Policy Year in which the death occurs.

                              Attained            Attained            Attained            Attained
                              --------            --------            --------            --------
                                Age     Pct         Age     Pct         Age     Pct         Age     Pct
                                ---     ---         ---     ---         ---     ---         ---     ---

                              Under 40  150%        53      64%         67      18%         81      5%
                                40      150         54      57          68      17          82      5
                                41      143         55      50          69      16          83      5
                                42      136         56      46          70      15          84      5
                                43      129         57      42          71      13          85      5
                                44      122         58      38          72      11          86      5
                                45      115         59      34          73       9          87      5
                                46      109         60      30          74       7          88      5
                                47      103         61      28          75       5          89      5
                                48       97         62      26          76       5          90      5
                                49       91         63      24          77       5          91      4
                                50       85         64      22          78       5          92      3
                                51       78         65      20          79       5          93      2
                                52       71         66      19          80       5          94      1
                                                                                            95      0
                                                                              Over          95      0

DEATH BENEFIT FOLLOWING       After the Policy Anniversary which follows the
INSURED'S AGE 100             insured's 100th birthday, the death benefit
                              will equal the Policy Value.

V605                                   -16-

HOW TO CHANGE THE             While this policy is In Force, You may request in
DEATH BENEFIT OPTION          writing that the Death Benefit Option be changed
                              from Option 1 to Option 2, or from Option 2 to
                              Option 1. No evidence of insurability is required.
                              If the request is to change from Option 1 to Option 2, the face amount will be decreased by the Policy Value and if the request is to change from Option 2 to Option 1, the face amount will be increased by the Policy Value. Any such change will be in effect on the Monthly Calculation Day coincident with or next following the day We approve the request.

REQUEST FOR AN                Anytime that this policy is In Force, You may
INCREASE IN                   request an increase in its face amount. Unless We
FACE AMOUNT                   agree otherwise, the minimum such face amount
                              increase is $25,000, and the increase will be effective on the first Policy Anniversary on or following the date that We approve the request.
                              Such date will be shown as the issue date for such increase on the Revised Schedule Pages We send You reflecting the change. We reserve the right to limit increases in face amount. All requests to increase the face amount must be applied for on a supplemental application and will be subject to evidence of the insured's insurability satisfactory to Us. The insured must be alive on the issue date, and You must also pay to Us in advance such issue premium for the increase as We may require according to Our published rules then in effect. If no issue premium is required, the increase will not take effect unless the cash surrender value on the issue date at least equals the monthly deduction for the total combined face amount. The Issue Expense Charge for Face Amount increases is as stated on the Schedule Page.

                              We will send You Revised Schedule Pages reflecting the change. We reserve the right to further require that the policy be returned to Us so that We may incorporate the change.

RIGHT TO CANCEL FACE          You have the right to cancel any increase in the
AMOUNT INCREASES              face amount provided by Us under this policy
                              pursuant to your request, within a limited time as stated below. The increase in face amount may be cancelled by returning the policy to Us at the following address:

                                   PHL VARIABLE INSURANCE COMPANY
                                   VARIABLE PRODUCTS MAIL OPERATIONS
                                   PO Box 8027
                                   Boston, MA 02266-8027

                              To cancel, You must return the policy, including the Revised Schedule Pages, before the latest of:

                              1. 10 days after the new Revised Schedule Page showing such increase in the face amount is delivered to you; or

                              2. 10 days after a Notice of Right to Cancel is delivered to you; or

V605                                   -17-

                              3. 45 days after Part 1 of the supplementary application for such increased face amount is signed.

                              Upon any such cancellation We will refund the higher of any paid premium required by Us for the increase or the sum of any monthly deductions and any other fees and charges made under this policy for the increase in face amount.

REQUEST FOR A DECREASE        You may request a decrease in face amount at any
IN FACE AMOUNT                time after the first Policy Year. Unless We
                              agree otherwise, the decrease requested must at least equal $10,000 and the face amount remaining after the decrease must at least equal $25,000.
                              All requests to decrease the face amount must be in writing and will be effective on the first
                              Monthly Calculation Day following the date We approve the request. We reserve the right to require that this policy first be returned to Us before the decrease is made. Upon a decrease in face amount, a partial surrender charge will be deducted from the Policy Value based on the amount of the decrease. The charge will equal the applicable surrender charge that would then apply to a full surrender multiplied by the result of dividing the decrease in face amount by the face amount of the policy before the decrease. We will send You a Revised Schedule Page reflecting the change.


DEATH PROCEEDS                Upon receipt of due proof at VPMO that the insured
                              died while this policy is In Force, We will pay the death proceeds of this policy. The death proceeds equal the death benefit on the date of death, with the following adjustments;

                              (A) We will deduct any Debt outstanding against this policy.

                              (B) We will deduct any monthly deductions to and including the Policy Month of death not already made.

                              (C) We will add any premiums received by Us after the Monthly Calculation Day just prior to the date of death and on or before the date of death.

INTEREST ON DEATH             We will pay interest on any death proceeds from
PROCEEDS                      the date of the insured's death to the date of
                              payment. The amount of interest will be the same as would be paid were the death proceeds left for that period of time to earn interest under Payment
                              Option 2.

THE BENEFICIARY               Unless another payment option is elected as
                              described in Part 8, any death proceeds that become payable will be paid in equal shares to such beneficiaries living at the death of the insured as stated in the application for this policy or as later changed. Payments will be made successively in the following order:

                              a. Primary beneficiaries.

V605                                   -18-

                              b. Contingent beneficiaries, if any, provided beneficiary is living at the death of the insured.

                              c.    You or your executor or administrator,
                                    provided no primary or contingent
                                    beneficiary is living at the death of the insured.

                              Unless otherwise stated the relationship of a beneficiary is the relationship to the insured.

HOW TO CHANGE THE             You may change the beneficiary under this policy
BENEFICIARY                   by written notice signed by You and filed with Us
                              at VPMO. When We receive it, the change will relate back and take effect as of the date it was signed. However, the change will be subject to any payments made or actions taken by Us before We receive the notice at VPMO.


                              PART 8: PAYMENT OPTIONS

WHO MAY ELECT                 The proceeds of this policy will be paid in one
PAYMENT OPTIONS               sum unless otherwise provided. As an alternative
                              to payment in one sum as provided under Option 1, any surrender or death proceeds that become payable under an account may be applied under one or more of the alternative income payment options as described in this part or such other payment options as may then be currently available for the policy.

                              Our consent is required for the election of an income payment option by a fiduciary or any entity other than a natural person. Our consent is also required for elections by any assigns or an owner other than the insured if the owner has been changed. You may designate or change one or more beneficiaries who will be the payee or payees under the option elected. You may only do this during the lifetime of the insured. For death proceeds, if no election is in effect when the death benefit becomes payable, the beneficiary may elect a payment option.

                              Unless We agree otherwise, all payments under any option chosen will be made to the designated payee or to his executor or administrator. We may require proof of age of any payee or payees on whose life payments depend as well as proof of the continued survival of any such payee(s).

HOW TO ELECT A                The election of an income payment option must be
PAYMENT OPTION                in a written form satisfactory to Us. Payments may
                              be made on an annual, semiannual, quarterly, or monthly basis provided that each installment will at least equal $25. We also require that at least
                              $1,000 be applied under any income option chosen.

PAYMENT OPTIONS               This section provides a brief description of the
                              various payment options that are available. In
                              Part 9 You will find tables illustrating the guaranteed installment amount provided by several of the options


V605                                   -19-
                              described in this section. The amount shown for Options 4, 5, and 7 are the minimum monthly payments for each $1,000 applied. The actual payments will be based on the monthly payment rates We are using when the first payment is due. They will not be less than shown in the tables.

                              Option 1 - Payment in one sum

                              Option 2 - Left to earn interest

                                         We pay interest during the payee's
                                         lifetime on the amount left with Us
                                         under this option as a principal sum.
                                         We guarantee that at least one of the
                                         versions of this option will provide
                                         interest at a rate of at least 3% per
                                         year.

                              Option 3 - Payments for a specified period

                                         Equal income installments are paid for
                                         a specified period of years whether the
                                         payee lives or dies. The first payment
                                         will be on the date of settlement. The
                                         Option 3 Table shows the guaranteed
                                         amount of each installment for monthly
                                         and annual payment frequencies. The
                                         table assumes an interest rate of 3%
                                         per year on the unpaid balance. The
                                         actual interest rate is guaranteed not
                                         to be less than this minimum rate.

                              Option 4 - Life annuity with specified period
                                         certain

                                         Equal installments are paid until the
                                         later of:

                                         (A) The death of the payee.

                                         (B) The end of the period certain.

                                         The first payment will be on the date
                                         of settlement. The period certain must
                                         be chosen at the time this option is
                                         elected. The periods certain that may
                                         be chosen are as follows;

                                         (A) Ten years

                                         (B) Twenty years

                                         (C) Until the installments paid refund
                                             the amount applied under this
                                             option. If the payee is not living
                                             when the final payment falls due,
                                             that payment will be limited to the
                                             amount which needs to be added to
                                             the payments already made to equal
                                             the amount applied under this
                                             option.

                                         If, for the age of the payee, a period
                                         certain is chosen that is shorter than
                                         another period certain paying the same
                                         installment amount, We will deem the
                                         longer period certain as having been
                                         elected. The life annuity provided

V605                                   -20-
                                         under this option is calculated using
                                         an interest rate of 3-3/8%, except that
                                         any life annuity providing a period
                                         certain of twenty years or more is
                                         calculated using an interest rate of
                                         3-1/4%.

                              Option 5 - Life Annuity

                                         Equal installments are paid only during
                                         the lifetime of the payee. The first
                                         payment will be on the date of
                                         settlement. Any life annuity as may be
                                         provided under this option is
                                         calculated using an interest rate of
                                         3-1/2%.

                              Option 6 - Payments of specified amount.

                                         Equal installments of a specified
                                         amount, out of the principal sum and
                                         interest on that sum, are paid until
                                         the principal sum remaining is less
                                         than the amount of the installment.
                                         When that happens, the principal sum
                                         remaining with accrued interest will be
                                         paid as a final payment. The first
                                         payment will be on the date of
                                         settlement. The payments will include
                                         interest on the principal sum remaining
                                         at a rate guaranteed to at least equal
                                         3% per year. This interest will be
                                         credited at the end of each year. If
                                         the amount of interest credited at the
                                         end of a year exceeds the income
                                         payments made in the last 12 months,
                                         that excess will be paid in one sum on
                                         the date credited.

                              Option 7 - Joint survivorship annuity with 10-year
                                         period certain

                                         The first payment will be on the date
                                         of settlement. Equal income
                                         installments are paid until the latest
                                         of:

                                         (A) The end of the 10-year period
                                             certain.

                                         (B) The death of the insured.

                                         (C) The death of the other named
                                             annuitant.

                                         The other annuitant must be named at
                                         the time this option is elected and
                                         cannot later be changed. That annuitant
                                         must have an adjusted age of at least
                                         40 as defined in Part 9. The joint
                                         survivorship annuity provided under
                                         this option is calculated by using an
                                         interest rate of 3-3/8%.

                              We may offer other payment options or alternative versions of the options listed in the above section.

ADDITIONAL INTEREST           In addition to:

                              (A) the interest of 3% per year guaranteed on the principal sum remaining with Us under Options 2 or 6; and

V605                                   -21-

                              (B) the interest of 3% per year included in the installments payable under Option 3.

                              We will pay or credit at the end of each year such additional interest as We may declare.

                              PART 9: TABLES OF PAYMENT OPTION AMOUNTS

                              The installment amounts shown in the tables that follow are shown for each $1,000 applied. Amounts for payment frequencies, periods or ages not shown will be furnished upon request. Under Options 4 and 5, the installment amount for younger ages than shown will be the same as for the first age shown, and for older ages than shown, it will be the same amount as for the last age shown.

                              The term "age" as used in the tables refers to the adjusted age. Under Options 4 and 5, the adjusted age is defined as follows:

                              (A) For surrender values, the age of the payee on the payee's birthday nearest to the Policy Anniversary nearest the date of surrender.

                              (B) For death proceeds, the age of the payee on the payee's birthday nearest the effective date of the payment option elected.

                              Under Option 7, the adjusted age is the age on the birthday nearest to the Policy Anniversary nearest the date of surrender.

                              OPTION 3 - PAYMENTS FOR A SPECIFIED PERIOD

--------------------------------------------------------------------------------------------------------------------------------
Number of Years               5           6          7           8          9          10         11         12         13
--------------------------------------------------------------------------------------------------------------------------------
Annual
Installments               $211.99     179.22     155.80      138.31     124.89     113.82     104.93      97.54       91.29

Mo. Installments            $17.91      15.14      13.16       11.68      10.53       9.61       8.86       8.24        7.71
--------------------------------------------------------------------------------------------------------------------------------

                              OPTION 3 - PAYMENTS FOR A SPECIFIED PERIOD (CONTINUED)
--------------------------------------------------------------------------------------------------------------------------------
Number of Years              14         15         16          17         18          19         20          25         30
--------------------------------------------------------------------------------------------------------------------------------
Annual
Installments                $85.95      81.33       77.29      73.74       70.59      67.78       65.26      55.76       49.53

Mo. Installments             $7.26       6.87        6.53       6.23        5.96       5.73        5.51       4.71
--------------------------------------------------------------------------------------------------------------------------------

                             *OPTION 4 - LIFE ANNUITY WITH SPECIFIED PERIOD CERTAIN
--------------------------------------------------------------------------------------------------------------------------------
 Age of                       Installment Refund                   10 Yrs. Certain                      20 Yrs. Certain
 Payee
                 ---------------------------------------------------------------------------------------------------------------
                            Male            Female              Male           Female              Male                  Female
--------------------------------------------------------------------------------------------------------------------------------
      10                   $3.08             $3.03             $3.08            $2.99             $3.00                   $2.94
      15                    3.14              3.09              3.15             3.04              3.07                    3.00
--------------------------------------------------------------------------------------------------------------------------------
      20                    3.22              3.16              3.24             3.11              3.15                    3.07
--------------------------------------------------------------------------------------------------------------------------------
      25                    3.33              3.24              3.34             3.20              3.25                    3.15
--------------------------------------------------------------------------------------------------------------------------------
      30                    3.45              3.35              3.47             3.30              3.38                    3.25
--------------------------------------------------------------------------------------------------------------------------------
      35                    3.61              3.48              3.64             3.43              3.55                    3.38
--------------------------------------------------------------------------------------------------------------------------------
      40                    3.80              3.64              3.86             3.60              3.74                    3.54
--------------------------------------------------------------------------------------------------------------------------------
      45                    4.05              3.85              4.14             3.82              3.99                    3.74
--------------------------------------------------------------------------------------------------------------------------------

V605                                   -22-

                              *OPTION 4 - LIFE ANNUITY WITH SPECIFIED PERIOD CERTAIN (CONTINUED)
-------------------------------------------------------------------------------------------------------------------------
 Age of                      Installment Refund                   10 Yrs. Certain                    20 Yrs. Certain
 Payee
                 --------------------------------------------------------------------------------------------------------
                           Male             Female             Male            Female             Male            Female
-------------------------------------------------------------------------------------------------------------------------
      50                   $4.36             $4.12             $4.50            $4.10             $4.28            $3.99
      55                    4.76              4.47              4.95             4.47              4.61             4.31
-------------------------------------------------------------------------------------------------------------------------
      60                    5.28              4.93              5.54             4.96              4.97             4.67
-------------------------------------------------------------------------------------------------------------------------
      65                    5.97              5.54              6.30             5.63              5.29             5.06
-------------------------------------------------------------------------------------------------------------------------
      70                    6.91              6.39              7.24             6.50              5.43             5.31
-------------------------------------------------------------------------------------------------------------------------
      75                    8.21              7.57              8.26             7.56              5.44             5.40
-------------------------------------------------------------------------------------------------------------------------
      80                   10.04              9.26              9.12             8.60              5.46             5.46
-------------------------------------------------------------------------------------------------------------------------
      85                   12.61             11.68              9.60             9.31              5.46             5.46
-------------------------------------------------------------------------------------------------------------------------

                                      OPTION 5 - LIFE ANNUITY
----------------------------------------------------------------------------------------------------
  Age of                     Male           Female        Age of               Male           Female
  Payee                                                   Payee
----------------------------------------------------------------------------------------------------
       10                    3.17             3.12        50                   4.62            4.28
       15                    3.24             3.18        55                   5.12            4.68
----------------------------------------------------------------------------------------------------
       20                    3.32             3.25        60                   5.79            5.24
----------------------------------------------------------------------------------------------------
       25                    3.42             3.34        65                   6.75            6.04
----------------------------------------------------------------------------------------------------
       30                    3.56             3.44        70                   8.15            7.22
----------------------------------------------------------------------------------------------------
       35                    3.73             3.58        75                  10.26            9.03
----------------------------------------------------------------------------------------------------
       40                    3.95             3.75        80                  13.54           11.88
----------------------------------------------------------------------------------------------------
       45                    4.24             3.98        85                  18.72           16.54
----------------------------------------------------------------------------------------------------

                              *OPTION 7 - JOINT SURVIVORSHIP ANNUITY WITH 10-YEAR PERIOD CERTAIN
-------------------------------------------------------------------------------------------------------------------------
  Age of                      Age of Insured                      Age of                  Age of Insured
  Other                                                           Other
Annuitant                                                       Annuitant
                 --------------------------------------------                --------------------------------------------
                                    Male                                                        Male
-------------------------------------------------------------------------------------------------------------------------
       F                55             60             65            F               55             60             65
-------------------------------------------------------------------------------------------------------------------------
      40                  3.62           3.64           3.65       60                 4.43           4.64           4.82
-------------------------------------------------------------------------------------------------------------------------
      45                  3.80           3.83           3.86       65                 4.61           4.93           5.23
-------------------------------------------------------------------------------------------------------------------------
      50                  4.00           4.07           4.12       70                 4.75           5.18           5.63
-------------------------------------------------------------------------------------------------------------------------
      55                  4.22           4.34           4.44       75                 4.86           5.36           5.96
-------------------------------------------------------------------------------------------------------------------------

                         *OPTION 7 - JOINT SURVIVORSHIP ANNUITY WITH 10-YEAR PERIOD CERTAIN (CONTINUED)
-------------------------------------------------------------------------------------------------------------------------
  Age of                      Age of Insured                      Age of                  Age of Insured
  Other                                                           Other
Annuitant                                                       Annuitant
                 --------------------------------------------                --------------------------------------------
                                   Female                                                      Female
-------------------------------------------------------------------------------------------------------------------------
       M                55             60             65            M               55             60             65
-------------------------------------------------------------------------------------------------------------------------
      40                  3.72           3.77           3.80       60                 4.34           4.64           4.93
-------------------------------------------------------------------------------------------------------------------------
      45                  3.89           3.97           4.03       65                 4.44           4.82           5.23
-------------------------------------------------------------------------------------------------------------------------
      50                  4.06           4.19           4.31       70                 4.50           4.95           5.48
-------------------------------------------------------------------------------------------------------------------------
      55                  4.22           4.43           4.61       75                 4.54           5.03           5.65
-------------------------------------------------------------------------------------------------------------------------

                                * Minimum monthly income for each $1,000 applied.

V605                                   -23-

            Flexible Premium Variable Universal Life Insurance Policy
The death benefit and other values provided under this policy are based on the rates of interest credited on any amounts allocated to the Guaranteed Interest Account and the investment experience of the subaccounts within Our Separate Account to which your premiums are allocated. Thus, the death benefit and other values may increase or decrease in amount or duration. See Part 7 for a description of how the death benefit is determined.

                          Eligible for Annual Dividends

V605